Division of Corporations P15000050944 Page 1 of 1

Florida Department of State
Division of Corporations
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To:
Division of Corporations
Fax Number : (850)617-6380

From:
Account Name : SPIEGEL & UTRERA, P.A.
Account Number : FCA000000001
Phone : (305)854-6000
Fax Number : (305)860-2076

15 DEC 11 PM 2:01

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15 DEC 11 AM 9:47

COR AMND/RESTATE/CORRECT OR O/D RESIGN
NOVA SMART SOLUTIONS INC.

Certificate of Status	0
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Page Count	03
Estimated Charge	$35.00

DEC 14 2015
C McNAIR

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ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

NOVA SMART SOLUTIONS INC.

Pursuant to the provision of section 607.1006, Florida Statutes, this corporation adopts the following Articles of Amendments to its Articles of Incorporation.

FIRST: Article 7 of the Articles of Incorporation of NOVA SMART SOLUTIONS INC. states:

The maximum number of shares that this Corporation is authorized to have outstanding at any time is EIGHT HUNDRED MILLION (800,000,000) shares of common stock, each having the par value of $.0001.

SECOND: The corporate capitalization of NOVA SMART SOLUTIONS INC. will be amended to state:

7.1 The maximum number of common shares that this Corporation is authorized to have outstanding at any time is NINE HUNDRED MILLION (900,000,000) shares classified as follows:

 7.1.1 EIGHT HUNDRED MILLION (800,000,000) shares of common stock at the par value of $.0001 each; and

7.1.2 ONE HUNDRED MILLION (100,000,000) shares of preferred stock at the par value of $.0001 each; and

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7.2 All holders of shares of common stock shall be identical with each other in every respect and shall be entitles to have unlimited voting rights on all shares and shall be entitled to one vote for each share on all matters on which Shareholders have the right to vote, and,

7.2.1 All holders of shares of common stock, upon the Dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation after distribution has been completed to any preferred Shareholder.

7.3 The preferred shares shall carry no right to vote for the election of Directors of the Corporation and no right to vote on any matter presented to the Shareholders for their vote or approval, except only as the laws of the State of Florida require that voting be granted to such preferred shares, and,

7.3.1 The holders of the preferred shares shall be entitled to a preference of dividends as declared by the Directors of the Corporation, payable either quarterly, semi-annually or annually as may be determined by the Directors of the Corporation. No dividends shall be paid to. or set apart for payment to, common Shareholders unless preferred shares shall first have been paid~ or declared and set apart for payment of dividends as may have been declared by the Directors of the Corporation, and,

7.3.2 Upon Dissolution, whether voluntary or involuntary, the holders of preferred shares shall first be entitled to receive, out of the net assets of the Corporation, the par value of their shares plus any unpaid accumulated dividends. without interest. All of the assets, if any, thereafter remaining shall be distributed among the holders of the common shares. The consolidation or merger of the Corporation at any time, or from time to time, with any other Corporation or Corporations, or a. sale of all or substantially all of the assets of the Corporation, shall not be construed as a dissolution, liquidation or wining up of the Corporation within the meaning hereof.

7.4 No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Director(s) may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Director(s) may deem advisable in connection with such issuance.

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7.5 The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares or its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable. subject to such restrictions or limitations. if any, as may be set forth in the bylaws of the Corporation.

7.6 The Board of Director(s) of the Corporation may, by Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitation as to dividends, qualifications, or term or conditions of redemption of the stock.

THIRD: The date of the adoption of this amendment is the 3 December 2015.

FOURTH: The Amendment was approved by the Shareholders. The number of votes cast for the Amendment was sufficient for approval.

FIFTH: This amendment shall be effective upon the filing of these Articles of Amendment to Articles of Incorporation with the Secretary of State of Florida.

Signed this 3 December 2015
/s/ Sergio Camarero Blanco
Sergio Camarero Blanco, Chairman of the Board of Directors

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